Exhibit 99.1

Boise Cascade Company

1111 West Jefferson Street Ste 300   PO Box 50   Boise, ID 83728

T 208 384 6161   F 208 384 4913

News Release

Investor Relations Contact	Media Contact

Wayne Rancourt	John Sahlberg

Office 208 384 6073	Office 208 384 6451

For Immediate Release:  August 12, 2013

BOISE CASCADE COMPANY ANNOUNCES PRICING OF PRIVATE OFFERING OF $50 MILLION OF ADDITIONAL SENIOR NOTES

BOISE, Idaho — Boise Cascade Company (Boise Cascade) (NYSE: BCC) today announced that it has priced the previously announced offering of $50,000,000 in aggregate principal amount of 6 3/8% senior notes due 2020 (the “Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are priced at 103.5% of their principal amount plus accrued interest from May 1, 2013 and will be issued as additional 6 3/8% senior notes due 2020 under the indenture dated as of October 22, 2012.

The sale of the Notes is expected to be completed on or about August 15, 2013, subject to customary closing conditions. Boise Cascade intends to use the net proceeds from the offering for working capital and general corporate purposes. The Notes will be guaranteed by each of Boise Cascade’s existing and future direct or indirect domestic subsidiaries that is a guarantor or co-borrower under its senior secured revolving credit facility.

The Notes and related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities. The Notes offering is only being made by means of a private offering memorandum, and not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful.

About Boise Cascade

Boise Cascade is a large vertically-integrated wood products manufacturer and building materials distributor with widespread operations in the United States and Canada. Boise Cascade is headquartered in Boise, Idaho.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements.  Forward-looking statements include information concerning the proposed offering.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions.  You should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.